UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 29, 2022

The Carlyle Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35538	45-2832612
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Pennsylvania Avenue, NW
Washington,	DC	20004-2505
(Address of Principal Executive Offices)		(Zip Code)
(202) 729-5626
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CG	The Nasdaq Global Select Market
4.625% Subordinated Notes due 2061 of Carlyle Finance L.L.C.	CGABL	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
The information required by this Item 1.01 is included in Item 2.03 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 29, 2022, The Carlyle Group Inc. (the “Company”) and certain of its subsidiaries entered into a Second Amended and Restated Credit Agreement, which further amends and restates its existing Amended and Restated Credit Agreement, dated as of February 11, 2019, with the lenders thereto (listed below) and Citibank, N.A. as Administrative Agent. In connection with entering into the Second Amended and Restated Credit Agreement, the Company increased the size of its revolving credit facility from $775.0 million to $1.0 billion. The Company currently has no amounts outstanding under the revolving credit facility. The Company has the ability to increase the size of its revolving credit facility (and/or incur term loans) in an aggregate amount not to exceed $250.0 million.
The revolving credit facility will mature on April 29, 2027, which was extended from the prior maturity date of February 11, 2024. Principal amounts outstanding under the revolving credit facility accrue interest, at the option of the borrowers, either (a) at an alternate base rate plus an applicable margin not to exceed 0.50% per annum, or (b) at SOFR (or a similar benchmark for non-US dollar borrowings) plus a 0.10% adjustment and an applicable margin not to exceed 1.50% per annum. The Company also is required to pay a quarterly commitment fee on the unused commitments under its revolving credit facility not to exceed 0.20% per annum, as well as certain customary fees for any issued letters of credit. The Company’s interest rate and commitment fee are subject to adjustment in the future depending on achievement of certain sustainability milestones.
The revolving credit facility is unsecured. The Company is required to maintain management fee earning assets (as defined in the Second Amended and Restated Credit Agreement) of at least $126.6 billion and a total leverage ratio of less than 4.0 to 1.0, in each case, tested on a quarterly basis. Non-compliance with any of the financial or non-financial covenants without cure or waiver would constitute an event of default under the Second Amended and Restated Credit Agreement. An event of default resulting from a breach of certain financial or non-financial covenants may result, at the option of the lenders, in an acceleration of the principal and interest outstanding, and a termination of the Second Amended and Restated Credit Agreement. The Second Amended and Restated Credit Agreement also contains other customary events of default, including defaults based on events of bankruptcy and insolvency, nonpayment of principal, interest or fees when due, breach of specified covenants, change in control and material inaccuracy of representations and warranties.
Under the Second Amended and Restated Credit Agreement, Citibank N.A. and certain of its affiliates act as Joint Lead Arranger and Bookrunner, Administrative Agent and Lender; J.P. Morgan Chase Bank, N.A and certain of its affiliates act as Joint Lead Arranger and Bookrunner, Syndication Agent and Lender; Credit Suisse Loan Funding LLC and certain of its affiliates act as Joint Lead Arranger and Bookrunner, Syndication Agent and Lender; BofA Securities, Inc. and certain of its affiliates act as Joint Lead Arranger and Bookrunner and Sustainability Coordinator; Wells Fargo Securities, LLC and certain of its affiliates act as Joint Lead Arranger and Bookrunner; Bank of America, N.A. and certain of its affiliates act as Syndication Agent and Lender; Wells Fargo Bank, National Association and certain of its affiliates act as Syndication Agent and Lender; and affiliates of Barclays Bank PLC, Deutsche Bank AG, Goldman Sachs Bank USA, HSBC Bank USA, N.A., Morgan Stanley Bank, N.A., Societe Generale and UBS AG act as Lenders.
Certain of the lenders and/or their respective affiliates have, from time to time, performed, and may in the future perform, various investment banking, financial advisory, lending and other services in the ordinary course of business for the Company and/or its affiliates, the investment funds the Company manages and the Company’s investment funds’ portfolio companies, for which they have received or will receive customary fees and expenses, and in some cases, customary indemnification.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Carlyle Group Inc.

Date: May 2, 2022	By:	/s/ Curtis L. Buser
	Name:	Curtis L. Buser
	Title:	Chief Financial Officer